COMPANY CONTACT: Doug Atkinson, CFA Senior Manager – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Announces the Appointment of
Gleeson Van Riet as Chief Financial Officer

Houston, TX – March 17, 2017 – Swift Energy Company (OTCQX: SWTF) (the “Company”) announced today the appointment of Gleeson Van Riet as Executive Vice President and Chief Financial Officer, effective March 20, 2017. Mr. Van Riet succeeds Alton Heckaman, the Company’s current Chief Financial Officer, who announced his retirement in August 2016. Mr. Heckaman will remain with the Company through the first quarter of 2017, and thereafter will provide ongoing consulting support to ensure a smooth transition.

Swift Energy’s Chief Executive Officer Sean Woolverton commented, “We are pleased to welcome Gleeson to the Swift Energy leadership team. His experience as a public company CFO in the upstream sector and previous exposure to the Eagle Ford make him an ideal fit. We are confident his extensive financial and capital markets expertise will complement our long-term growth objectives and look forward to having him play an integral role in delivering strong leadership for the Company.”

Gleeson Van Riet commented, “I’m excited to join Sean and the team at Swift Energy. The Company has a clean balance sheet, a proven track record of operational excellence, and a dedicated workforce. I look forward to helping the Company advance its strategic growth initiatives through a disciplined financial approach.”

Sean Woolverton commented further, “We would also like to sincerely thank Alton for his passion and commitment to the Company the last several months since announcing his retirement. His focus and thoughtful leadership allowed the Company to move forward on several initiatives during this period of significant change. Alton leaves Swift a stronger and better positioned company. We wish him the very best in his well-deserved retirement.”

About Gleeson Van Riet
G. Gleeson Van Riet, 48, was previously the Chief Financial Officer of Sanchez Energy Corporation where he held a series of positions of increasing responsibility from April 2013 to March 2016.  Mr. Van Riet has over 20 years of finance experience and previously worked as investment banker with Credit Suisse and Donaldson, Lufkin & Jenrette in London and Los Angeles.  A native Houstonian, Mr. Van Riet earned a dual B.A. and B.S. from the University of Pennsylvania and an MBA from the Harvard Business School.

About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties in the Eagle Ford trend of South Texas.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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